Exhibit 99.1
FOR IMMEDIATE RELEASE
October 2, 2007
Contact info:
Ali Alavi
Vice President
Horsehead Holding Corp.
724.773.2212
Horsehead Appoints Shilling as Director
Monaca, PA — Horsehead Holding Corp. (NASDAQ: ZINC), the parent company of Horsehead Corporation, a leading U.S. producer of zinc metal and value-added zinc products, and among the world’s largest recyclers of electric arc furnace (EAF) dust and other zinc-bearing materials, announced today that it has appointed Dr. Jack Shilling to its board of directors. His term will expire at the annual shareholders’ meeting in 2008.
     Dr. Shilling worked his way through the ranks of Allegheny Ludlum Corporation, an Allegheny Technologies Company, where he started as a research specialist in 1973 and eventually was named president in 1998. He most recently served as executive vice president, corporate development; and chief technical officer of Allegheny Technologies. During this time, he also served as chairman of the Specialty Steel Industry of North America, a trade association representing the producers of stainless steel and other specialty metals in North America.
     Dr. Shilling earned a doctorate in metallurgical engineering from the University of Pittsburgh, a master’s degree in physics from Cornell University and a bachelor’s degree in physics from Franklin & Marshall College. He is the recipient of the University of Pittsburgh School of Engineering’s “Distinguished Alumnus Award” for 2003 and the University of Pittsburgh’s Legacy Laureate Award in October 2005.
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Monaca, Pa., employs over 1,000 people and has six operating locations throughout the U.S. Visit www.horsehead.net for more information.